                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the registrant [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:

[ ]      Preliminary proxy statement
[X]      Definitive proxy statement
[ ]      Definitive additional materials
[ ]      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         COMPREHENSIVE CARE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         COMPREHENSIVE CARE CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

[X]     No Fee Required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)     Title of each class of securities to which transaction applies:

        (2)     Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        (4)     Proposed maximum aggregate value of transaction:

        (5)     Total fee paid:

[ ]     Fee paid previously with preliminary materials:

[ ]     Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)     Amount previously paid:

        (2)     Form, schedule or registration statement no.:

        (3)     Filing party:

        (4)     Date filed:

                                 [COMPCARE LOGO]



                                                                October 17, 1997

Dear CompCare Stockholder:

         On behalf of the Board of Directors and management of your Company, I cordially invite you to attend our Annual Meeting of Stockholders of Comprehensive Care Corporation on Monday, December 8, 1997 at 10:00 a.m. Eastern Standard Time, at the offices of Comprehensive Behavioral Care, Inc., the principal subsidiary of the Company, located at 4200 West Cypress, Tampa, Florida 33607, and any adjournments or postponements thereof.

         I urge you to attend the Annual Meeting to give us an opportunity to meet you personally and to answer any questions you may have.

         I hope that you will be able to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please sign and promptly return the enclosed proxy card in the return postage paid envelope provided.

         I look forward to seeing you at the Annual Meeting of Stockholders.

                                               Sincerely,

                                               /s/ Chriss W. Street


                                               Chriss W. Street
                                               Chairman of the Board, President
                                               and Chief Executive Officer

                         COMPREHENSIVE CARE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD MONDAY, DECEMBER 8, 1997


To the Stockholders of Comprehensive Care Corporation:


         Notice is hereby given that the 1997 Annual Meeting of Stockholders of Comprehensive Care Corporation (the "Company") will be held at the offices of Comprehensive Behavioral, Care, Inc., the principal subsidiary of the Company, located at 4200 West Cypress, Tampa, Florida 33607 on Monday, December 8, 1997 at 10:00 a.m. Eastern Standard Time, and any adjournments or postponements thereof for the following purposes:

         1. To elect two Class I directors to serve until the year 2000 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

         2. To act upon a proposal to amend the Comprehensive Care Corporation 1995 Incentive Plan to increase the number of shares authorized and available for issuance pursuant to grants made thereunder by 150,000 shares, in the form of Appendix A;

         3. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.


         Stockholders of record at the close of business on October 15, 1997, are entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection both at the principal offices of the Company and the meeting location in Tampa, Florida.



                                            By Order of the Board of Directors,


                                            /s/ Courtney Watson
                                            Courtney Watson
                                            Secretary

October 17, 1997


         YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ACCOMPANYING PROXY AND MAIL IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOUR PROMPT RESPONSE WILL SAVE THE EXPENSE OF A FOLLOW-UP MAILING.

                         COMPREHENSIVE CARE CORPORATION
                          1111 BAYSIDE DRIVE, SUITE 100
                        CORONA DEL MAR, CALIFORNIA 92625
                                 (714) 222-2273

                                 PROXY STATEMENT

         The Board of Directors of Comprehensive Care Corporation (the "Company") solicits your proxy for use at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, December 8, 1997 at 10:00 a.m., Eastern Standard Time, at the offices of Comprehensive Behavioral Care, Inc., the principal subsidiary of the Company, located at 4200
West Cypress, Tampa, Florida 33607, and any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy are first being mailed on or about October 17, 1997. Following this mailing, certain officers and employees of the Company may solicit proxies by mail, telephone, telecopy or in person, without additional compensation. In addition, the Company has engaged Continental Stock Transfer & Trust Company to assist in this proxy solicitation for a fee of $5,000 plus expenses. Upon request, the Company will reimburse brokers and other persons holding shares for others for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of such shares. All costs of solicitation will be paid by the Company.

         The shares held by each person giving a proxy in the accompanying form will be voted at the meeting in accordance with any instructions specified in the proxy. If no instructions are specified, the shares will be voted; FOR the election as Class I directors of the nominees specified herein and FOR the proposal to amend the 1995 Incentive Plan. The person voting the proxy may vote the proxy cumulatively for the election of one or more director nominees as described under "Cumulative Voting Rights" below. A proxy may be revoked by the person giving it any time before its exercise by sending a written notice of such revocation or a later-dated proxy to the Secretary of the Company at the above address or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

         Only stockholders of record at the close of business on October 15, 1997 are entitled to notice of, and to vote at, the Annual Meeting. As of that date, 3,440,846 shares of common stock, $.01 par value per share ("Common Stock"), were outstanding and held of record by stockholders. Stockholders are entitled to one vote for each share of Common Stock held.

         The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Directors are elected by a plurality of the votes present in person or by proxy and entitled to vote. Except as set forth in the next paragraph, approval of any other matter that may properly come before the Annual Meeting requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. Abstentions will therefore have the effect of negative votes with respect to any matter presented at the Annual Meeting, while broker non-votes will have no effect on any matter presented. If authority to vote for one or more nominees is withheld on a proxy card, no vote will be cast with respect to the shares represented thereby and the outcome of the election will not be affected.

         The New York Stock Exchange ("NYSE") Shareholder Approval Policy requires, in many instances, including approval of option plans in which the directors or officers participate, the approval of the listed company's shareholders for the shares to be listed on the NYSE. In order for the approval to be effectively given on Proposal 2, at least a majority of the outstanding Common Stock must cast votes in person or by proxy (counting the total vote cast for, against, abstaining, or indicating no instruction); and a majority of the shares voting must approve.

                            CUMULATIVE VOTING RIGHTS

         In voting for the election of directors, stockholders are entitled to vote cumulatively. Each stockholder is entitled to cast in each election the number of votes equal to (i) the number of shares held of record by such person, multiplied by (ii) the number of directors to be elected in such election. Stockholders may (but need not) cumulate their votes in the election of directors by indicating the distribution of their votes among the nominees in the space provided on the enclosed proxy card. If votes are not so distributed on the proxy as to the election of directors, the persons appointed as proxies may exercise the right to vote the shares represented by such proxy cumulatively in such election and may distribute the votes represented by such proxy among one or more of the nominees (or any substitute candidates) in any manner they see fit.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information concerning the beneficial ownership of Common Stock by the directors of the Company, the executive officers named in the Summary Compensation Table included elsewhere herein and all directors and executive officers as a group. Such information is given as of October 15, 1997, the record date. According to rules adopted by the Securities and Exchange Commission, a person is the "beneficial owner" of securities if he or she has, or shares, the power to vote them or to direct their investment. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the Percent of Class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.


       NAME OF                           AMOUNT AND NATURE OF        PERCENT
   BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP        OF CLASS
   ----------------                      --------------------        --------
William H. Boucher                             20,000(1)                 *
J. Marvin Feigenbaum                           26,666(2)                 *
Stuart J. Ghertner, Ph.D.                      20,000(3)                 *
Lindner Funds(4)                              593,820                 17.3%
Ronald G. Hersch, Ph.D.(5)                      2,500                    *
Drew Q. Miller(6)                                   0                    *
W. James Nicol                                  3,064(7)                 *
A. Richard Pantuliano                               0(8)                 *
John A. McCarthy, Jr.                               0(8)                 *
Kerri Ruppert                                  56,500(9)               1.6%
Chriss W. Street                              217,560(10)              6.3%
Carol R. Pollack(11)                                0                    *
All executive officers and
  directors as a group (6 persons)            264,226(12)              7.7%


-------------------
(1) Includes 20,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.

(2) Includes 26,666 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.

(3) Includes 20,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement. Dr. Ghertner was appointed Interim Chief Operating Officer of the Company on August 15, 1996; and on September 3, 1996, was named Interim President of the Company's majority owned subsidiary, Comprehensive Behavioral Care, Inc. ("Comprehensive Behavioral"). On January 1, 1997, Dr. Ghertner was named Chief Operating Officer of the Company and President of Comprehensive Behavioral. Dr. Ghertner tendered his resignation effective September 12, 1997.
        Dr. Ghertner's mailing address is 25 Pheasant Ridge Drive, Henderson, Nevada 89014.

(4) The mailing address of Lindner Funds is c/o Ryback Management Corporation, 7711 Carondelet Avenue, Suite 700, St. Louis, Missouri 63105. Includes approximately 343,820 shares currently reserved for the conversion of 41,160 shares of Preferred Stock and 250,000 shares sold under an Amended Common Stock Purchase Agreement dated June 29, 1995. Lindner Funds, as described in its Amendment No. 3 to
        Schedule 13G dated June 23, 1997, holds the shares and convertible debt in more than one fund.

(5) On September 3, 1996, Dr. Hersch was named Vice President - Strategic Planning & Business Development for the Company. On October 15, 1996, Dr. Hersch resigned from the Company as an officer and from all positions effective January 15, 1997. Inclusion of Dr. Hersch on this table is only by reason of inclusion in the Summary Compensation Table. Dr. Hersch's mailing address is 324 Brightwaters Blvd., St. Petersburg, Florida 33704.

(6) Mr. Drew Miller was an executive officer of the Company until August 14, 1996; at which time he resigned as Senior Vice President and Chief Operating Officer. Inclusion of Mr. Miller on this table is only by reason of inclusion in the Summary Compensation Table. Mr. Miller's mailing address is 10071 High Cliff Drive, Santa Ana, California 92705.

(7) Includes 564 shares held by Mr. Nicol's spouse as custodian for their three children, and 2,500 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement. Mr. Nicol resigned as a Director on September 30, 1997.
        Mr. Nicol's mailing address is 249 6th Street, Seal Beach, California 90740.

(8) Excludes 10,000 shares subject to options that are not presently exercisable but vest at the rate of 2,500 options in each of the four years following initial appointment to the Board.

(9) Consists of 56,500 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement. Ms. Ruppert ceased to be an Executive Officer on September 29, 1997. Ms. Ruppert's mailing address is 8 Lessay, Newport Coast, California 92657.

(10) Includes 12,560 shares held directly and 105,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement. Also includes 47,000 vested Restricted Shares and 53,000 unvested Restricted Shares under a Restricted Stock Agreement over which the holder has the sole voting power.

(11) Ms. Pollack was appointed as Interim Chief Financial Officer of the Company on September 30, 1997.

(12) Includes a total of 151,666 shares subject to outstanding options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement, and 53,000 shares of restricted stock over which the holder has sole voting power.

                 PROPOSAL 1 - ELECTION OF TWO CLASS I DIRECTORS


         The number of members that comprise the entire Board of Directors is five in number, of which two are Class I directors; two are Class II directors; and one is a Class III director. The three classes serve staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for such class expires and serve for three years. Messrs. William H. Boucher and J. Marvin Feigenbaum are Class I directors whose terms expire at the 1997 Annual Meeting. Mr. A. Richard Pantuliano is the sole Class III director whose term expires at the 1998 Annual Meeting. Messrs. Chriss W. Street and John A. McCarthy, Jr. are Class II directors whose terms expire at the 1999 Annual Meeting. Directors who are employees of the Company do not receive any compensation for serving on the Board of Directors of the Company.

         It is the intention of the persons named as proxies to vote their proxies for the election as Class I directors of the persons as named below, each of whom is currently a director. Each nominee has consented to serve as a director if elected.


          THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
                         FOR THE NOMINEES LISTED BELOW.

       CLASS I: NOMINEES FOR A THREE-YEAR TERM EXPIRING AT THE YEAR 2000
                         ANNUAL MEETING OF STOCKHOLDERS

William H. Boucher (Age 65)

         Mr. Boucher is currently a self-employed consultant providing services to the dental, behavioral medicine and pharmaceutical industries. From February 1994 to September 1994, he served as Vice President - Sales for Foundation Health Pharmaceutical Services, a health maintenance organization ("HMO"), and was Vice President - Sales for Diagnostek, Inc., a mail-order pharmacy company, from June 1991 to January 1994. Mr. Boucher was also Vice President - Sales for Qual-Med, an HMO from May 1990 to June 1991, and was Vice President - Sales and Marketing for PCS, Inc., a pharmacy processing company, from April 1980 to September 1989. Mr. Boucher has served as a director of the Company since January 1994.

J. Marvin Feigenbaum (Age 47)

         Mr. Feigenbaum has served as the Chairman and Chief Executive Officer of Nu-Tech Bio Med, Inc. (formerly known as Applied DNA Systems, Inc.), since June 1994. For the prior five years thereto, Mr. Feigenbaum acted as an independent consultant in the medical and healthcare industry generally. Mr. Feigenbaum has over 20 years experience in the healthcare industry. Prior to being an independent consultant, Mr. Feigenbaum served as Chairman and Chief Executive Officer of Temco Home Health Care Products, Inc. Mr. Feigenbaum is Chairman of the Board of Directors and President and Chief Executive Officer of Nu-Tech Bio-Med Inc., which is listed on the small cap market of the NASDAQ stock market. Mr. Feigenbaum is also employed by, and is Chief Executive Officer of Physicians Clinical Laboratories, Inc. ("PCL"), a general clinical laboratory located in the State of California. PCL had, prior to Mr. Feigenbaum's appointment, filed for relief under Chapter 11 of the United States Bankruptcy Code where it operated as a debtor in possession through October 3, 1997.
PCL's securities are not publicly traded. Mr. Feigenbaum has served as a director of the Company since March 1994.

                THE FOLLOWING ARE INCUMBENT DIRECTORS WHOSE TERMS
                   ARE NOT EXPIRING AT THE 1997 ANNUAL MEETING


John A. McCarthy, Jr. (Age 38)

         Mr. McCarthy is a Class II director whose term expires at the 1999 Annual Meeting. Mr. McCarthy has served as President of Concentra Managed Care Services, Inc. and Executive Vice President of Concentra Managed Care, Inc. since August 1997. From August 1996 to August 1997, Mr. McCarthy served as Senior Vice President, Cost Containment Services and Corporate Development of CRA, a wholly-owned subsidiary of Concentra Managed Care, Inc. From August 1994 to August 1996, he served as Vice President of Cost Containment Services and Corporate Development of CRA. From June 1992 to July 1994, Mr. McCarthy was Senior Vice President and Chief Financial Officer of MedChem Products, Inc., a manufacturer of specialty medical products. From March 1989 to June 1992, he was a Partner at Kaufman & Company, an investment banking firm. From August 1987 to February 1989, Mr. McCarthy was an associate at Morgan Stanley & Co. Incorporated, an investment banking firm. Mr. McCarthy has been a director of the Company since September 11, 1997.

A. Richard Pantuliano (Age 52)

         Mr. Pantuliano is a Class III director whose term expires at the 1998 Annual Meeting. Commencing October 1996, Mr. Pantuliano is founder and principal of ARP Associates, a company specializing in human resources consulting. From 1968 to 1996, Mr. Pantuliano held various senior management human resources positions with ITT Corporation. Mr. Pantuliano currently renders independent consulting services to Fruehauf Trailer Corporation, a company in which Mr. Street is a director, president and chief executive officer. Mr. Pantuliano has served as a director of the Company since May 1997.

Chriss W. Street (Age 47)

         Mr. Street is a Class II director whose term expires at the 1999 Annual Meeting. Mr. Street has been employed by the Company since May 1994. Mr. Street was named Interim Chief Executive Officer on May 4, 1994, and in June 1994, he was appointed Chief Executive Officer of the Company. In August 1994, Mr. Street was also appointed President of the Company. Mr. Street is founder and principal of Chriss Street & Company, a corporation specializing in investment banking, financial advisory services, securities trading and factoring. Mr. Street commenced operations of Chriss Street & Company in February 1992, and was managing director for Seider-Amdec Securities, Inc. from 1988 to 1992. Mr. Street served as a director for StreamLogic Corp., formerly known as Micropolis Corporation, from March 1996 to May 1997, where he also served as chairman of the compensation committee. In addition, on June 26, 1997, StreamLogic Corp. filed for relief under Chapter 11 of the United States Bankruptcy Code, and currently operates as a debtor in possession. Mr. Street serves as a director and member of the stock option committee of Nu-Tech Bio-Med, Inc., a company in which Mr. Feigenbaum is chairman of the board of directors, president and chief executive officer (see "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION"). In January 1996, Mr. Street joined the board of directors of the Orange County Employees Retirement System. In June 1996, he joined the board of directors of Fruehauf Trailer Corporation and was appointed Chairman in October 1996 and President and Chief Executive Officer in April 1997. On October 1, 1996, Fruehauf Trailer Corporation filed for relief under Chapter 11 of the United States Bankruptcy Code, and currently operates as a debtor in possession. In June 1997, Mr. Street was named a director of Drug Use is Life Abuse. Mr. Street also serves as Chairman of the Board of Directors of the Company and has been a director since November 1993.

BOARD MEETINGS AND DIRECTORS' COMPENSATION

         During the fiscal year ended May 31, 1997, the Board of Directors of the Company held nine meetings. In addition, the Board of Directors took actions by written consent on nine occasions. Each director attended more than 75% of the meetings of the Board of Directors and the committees on which he served during his period of service.

         During fiscal 1997, each non-employee director was compensated at the rate of $1,000 per month of service, with committee chairmen each receiving an additional $500 per month. Directors are required to attend at least three of the five regular Board meetings, and are not compensated for attendance at committee meetings or meetings conducted telephonically.

         In April 1995, Mr. Feigenbaum was appointed Vice Chairman of the Board of Directors for which he is paid an additional $1,500 per month.

         On the date of the 1994 Annual Meeting, directors also received options to purchase shares of the Company's Common Stock under the Directors' Stock Option Plan. Under the original Directors' Stock Option Plan, each non-employee director was granted a stock option to purchase 10,000 shares of the Company's Common Stock ("Initial Grant"). Initial Grants vest annually in 25% increments beginning on the first anniversary of the date of grant, provided the individual is still a director on each anniversary date. In addition, each non-employee director who at each annual meeting of the Company's stockholders remains a non-employee director, receives an option to purchase 2,500 shares of the Company's Common Stock ("Annual Grant"). Annual Grants become 100% vested as of the first annual meeting of the Company's stockholders following the date of grant, provided the individual is still a director as of that date.

         Effective as of the date of the 1995 Annual Meeting, directors who are not employees receive an Initial Grant of 10,000 shares and an Annual Grant of 5,000 shares. In addition, the Vice Chairman is granted with each annual grant, options to purchase 3,333 shares of the Company's Common Stock. Each chairman of a committee of the Board of Directors is granted with each annual grant, options to purchase 8,333 shares of the Company's Common Stock. Each non-employee director (other than the chairman) who serves on a committee of the Board of Directors is granted with each annual grant, options to purchase 2,500 shares of the Company's Common Stock.

BOARD COMMITTEES

         Audit Committee. The audit committee of the Board of Directors currently consists of Messrs. McCarthy and Boucher, and for the fiscal year ended May 31, 1997 consisted of Messrs. Boucher and Nicol. The committee reviews the report of the auditors' findings following the close of the audit and thereafter submits a report of such findings to the Board of Directors. It also makes a recommendation to the Board of Directors on the selection of independent public accountants for the subsequent year. The audit committee met six times during fiscal 1997.

         Compensation Committee. The compensation committee of the Board of Directors currently consists of Messrs. Boucher, Feigenbaum and Pantuliano. Mr. Nicol served on the compensation committee until his resignation on September 30, 1997. The compensation committee recommends compensation for executives and the issuance of stock options under existing plans and the modification of any such plans. The compensation committee met three times during fiscal 1997.

         The entire Board serves as the nominating committee and stockholders wishing to recommend candidates for Board membership should submit, in accordance with the Company's Restated Bylaws, timely written notice containing the required information including the name of the candidate and his or her background and qualifications to the Board of Directors, c/o Secretary of the Company, 1111 Bayside Drive, Suite 100, Corona del Mar, California 92625.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10 percent of the Company's Common Stock to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange, Inc. Such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, Management believes that from June 1, 1996 through May 31, 1997, all of the Company's directors, officers and 10 percent shareholders complied with all applicable
Section 16(a) filing requirements.


                      REPORT OF THE COMPENSATION COMMITTEE
                            REGARDING COMPENSATION OF
                              EXECUTIVE OFFICERS OF
                         COMPREHENSIVE CARE CORPORATION


         The Company maintains a three-member compensation committee (the "Committee") composed of non-employee directors. The Committee made recommendations regarding all of the compensation of the Company's executives during fiscal 1997. The Board of Directors did not materially disagree with any such recommendations. For fiscal 1997 the Committee was composed of Wm. James Nicol, William H. Boucher and J. Marvin Feigenbaum. The current Committee is composed of William H. Boucher, J. Marvin Feigenbaum and A. Richard Pantuliano.

EXECUTIVE COMPENSATION PHILOSOPHY

         The Committee believes that a compensation program that enables the Company to attract and retain outstanding executives in the healthcare industry will assist the Company in meeting its long-range objectives, thereby serving the interests of the Company's stockholders. The Committee's compensation-related decisions in fiscal 1997 primarily involved awarding its executives base salaries designed to compensate those executives fairly (but not handsomely relative to the executives of the Company's competitors). See the discussion under "Base Salaries" below. The Committee does not intend to maintain this salary-based approach in future years, intending instead that the Company's long-term executive compensation program will have three components: base salaries, which will attract highly competent executives, and annual and long-term incentives, which will tie the individual executive's total compensation to individual performance and the financial success of the Company. For additional information related to executive compensation, see "Fiscal 1997 CEO Compensation".

BASE SALARIES

         The Company's executive officers receive base salaries as compensation for the skills, knowledge and experience that they bring to their positions. With the exception of base salaries provided for in negotiated employment agreements in effect with two executives during 1997, base salaries paid to the Company's executive officers are subjectively established by the Committee in conjunction with recommendations by the Company's senior management, and are not linked to Company or individual performance objectives. Rather, they are intended to be maintained at or slightly above the median of the range of salaries for similar positions at public companies that are in the same lines of business as the Company and are of similar size. Such companies include those listed in the Comparable Company Index in the Performance Graph that appears below, but also include other companies that would be included in that index, but for the fact that they have less than five years of operating history as public companies. The Committee also considers salaries paid in the healthcare industry generally, but only as a matter of establishing a general framework for its deliberations.

         Over time, the Committee intends to place more emphasis on the incentive portions of the executive's compensation package and expects that the base salary portion will therefore gradually move closer to the average "market rate" for executives employed at similar positions by similarly-sized healthcare companies. By placing a greater portion of an executive's annual pay "at risk," the Committee believes that compensation will be more directly related to performance and will more closely link the financial interests of the executives with those of the stockholders.

         Executive salary increases may be made from time to time to reflect changes in an executive's skills, knowledge and experience, increase in duties and responsibilities, extraordinary demands on time during the preceding fiscal year, extraordinary time demands during the current fiscal year, an evaluation of the benefits of special projects undertaken, and the absence of the award of cash bonuses, as well as to keep base salaries competitive, within the above parameters. The Company increased the salary of one executive officer during fiscal 1997. The amount of the increase was 47 percent. No other salary increases were granted to any of the Company's executive officers during fiscal 1997.

ANNUAL INCENTIVE BONUSES

         In past years, annual incentive bonuses have been provided in addition to base salaries to create total annual cash compensation. Having due regard to the financial condition of the Company, current salary structures, past bonus awards and stock option grants, no such bonuses were awarded in or with respect to fiscal 1997. The Committee has considered from time to time an annual incentive plan that would increase total cash compensation for executives based on objective improvements in the Company's results of operations. The Committee has not yet adopted such a plan pending further review of the Company's recent financial performance and its ongoing examination of various strategic options for re-establishing the Company's competitiveness in the marketplace.

LONG-TERM INCENTIVES

         The Company may provide long-term incentives to its executives through programs designed to encourage executives to acquire and hold shares of Common Stock of the Company. In past years, this objective was achieved through grants of stock options. The timing and number of options granted under the Company's stock option plans is a matter within the discretion of the Committee, which typically takes into account the Company's performance, the executive's perceived opportunity to contribute to such performance and the total long-term compensation previously granted to each executive. Based primarily on the Company's performance, and also in view of the number of options already held by the Company's executives, the Committee awarded options or other long-term incentives to the Company's executive officers during fiscal 1997.

OTHER COMPENSATION PLANS

         The Company maintains several broad-based employee benefit plans, including the Company's 401(k) Plan, in which the executive officers are permitted to participate on the same terms as other employees.

FISCAL 1997 CEO COMPENSATION

         During fiscal 1997, Chriss W. Street served as Chief Executive Officer of the Company. Mr. Street was initially appointed Interim CEO on May 6, 1994 and was appointed CEO on June 21, 1994. On August 25, 1994, Mr. Street was also appointed President of the Company. In view of Mr. Street's prior and continuing commitment to his investment banking firm and his position with Fruehauf Trailer Corporation, the Board has allowed him to divide his time between the Company and these other activities. This report discusses the principles applicable to CEO compensation generally as well as specific considerations relating to the compensation awarded Mr. Street.

         The description of the Committee's past practice and future plans regarding the components of executive compensation set forth in the section of this report entitled "Executive Compensation Philosophy" as well as those additional factors discussed herein, apply equally to CEO compensation. The Committee evaluates the CEO's skills, knowledge and experience and subjectively relates these factors to his or her compensation.

         The Committee reviewed the current business and financial position of the Company and the evolution of such business and financial position over fiscal 1997. As part of this review, and particularly in connection with its review and recommendations concerning the compensation for Mr. Street, the Committee gave particular consideration to the challenges that have faced the Company and how those challenges were met under the executive leadership of Mr. Street. The Committee further considered the accomplishments of the Company and the Company's plan of operations as submitted to it by senior management. The Committee gave due weight to, and considered the preservation of value for the Company's shareholders, as well as an overall and continuing goal of increasing shareholder value. Among the many factors that Mr. Street had been responsible for was the successful conclusion of the Company's settlement with the Internal Revenue Service; the raising of debt and equity financing at times that were critical to the Company's continued viability; and the repositioning of one of the Company's subsidiaries to become a major participant in managed care aspects of the healthcare industry. It was in the context of the foregoing that in fiscal 1996 the Committee recommended a program pursuant to which due recognition should be given to the leadership efforts and accomplishments of Mr. Street. At the same time, the Committee wanted some achievement of recognizable events that would contribute to additional shareholder value. The Committee therefore recommended that Mr. Street be awarded 100,000 shares of the Company's Common Stock, subject to vesting over a 20-year period of time. The minimum of 5,000 shares to vest each year was thought to be a fair measure of recognition of the past contributions made by Mr. Street to the Company. Providing for events by which such shares may vest at an accelerated rate by reason of increased net pre-tax profit of the Company, the accomplishment of a meaningful acquisition event, or the increase in the market value of the Company's securities over the market value for the preceding year, were thought to be objective events which also tied to creating or maintaining shareholder value. In the event that Mr. Street were to voluntarily terminate his association with the Company, he would likewise forfeit the remaining unvested portion of his restricted shares. This would prevent an unintended windfall under such circumstances. The Restricted Share Grant is consistent with the goals and objectives of senior management and the executive compensation philosophy as herein described. See "Contracts with Executives" for further information with respect to Mr. Street's employment agreement with the Company.

         For the fiscal year ended May 31, 1996, 5,000 Restricted Shares vested, and none of the conditions which would accelerate the vesting of any Restricted Shares occurred. For the fiscal year ended May 31, 1997, 5,000 Restricted Shares became vested, and an additional 37,000 Restricted Shares became vested based upon a predetermined formula which provided for acceleration of vesting of 1,000 restricted shares for each 1% of increase of market value of the Company's voting securities above 110% of such market value for the preceding year. The acceleration of such Restricted Shares resulted in a one-time compensation charge to the Company of $0.5 million, and the Company, pursuant to the terms of Mr. Street's Restricted Stock Grant paid to Mr. Street a one-time bonus payment of $0.2 million in amelioration of combined federal and applicable state taxes associated with such vesting.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION

         Pursuant to the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1.0 million per executive officer. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1.0 million base. The Board of Directors has determined that no portion of anticipated compensation payable to any executive officer in 1997 would be non-deductible. The Board of Directors will continue to address this issue when formulating compensation arrangements for executive officers, but believes that the deductibility of officer compensation in excess of the $1.0 million threshold is not likely to be an issue for the Company to address in the foreseeable future.


                     SUBMITTED BY THE COMPENSATION COMMITTEE
           OF THE BOARD OF DIRECTORS OF COMPREHENSIVE CARE CORPORATION


William H. Boucher             W. James Nicol*             J. Marvin Feigenbaum

----------
*  Member of compensation committee through September 30, 1997.


                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1997, recommendations and administrative decisions regarding the compensation of the Company's executives were made by the compensation committee of the Board of Directors, which is currently comprised entirely of persons who are not officers or employees of the Company. Mr. Nicol, who served as a director of the Company and a member of the compensation committee during fiscal 1997 and through September 30, 1997 at which time he resigned, served as President of the Company from October 1989 until August 1990 and as an Executive Vice President of the Company and in other senior management positions from 1973 through June 1989.

         Mr. Street is a director of the Company and serves on the stock option committee of the board of directors of Nu-Tech Bio-Med, Inc. Mr. Feigenbaum, the Company's Vice-Chairman and also the chairman of the compensation committee, is also the Chairman of Nu-Tech Bio-Med, Inc.

PERFORMANCE GRAPH

         The following is a line graph comparing the Company's total stockholder returns to those of The New York Stock Exchange Composite Index, a Comparable Company Index (including the Company, PMR Corporation, Ramsay Health Care Inc., and Columbia/HCA) for each year in the period from June 1, 1992 and ended May 31, 1997. Total return values were calculated based on cumulative total return, assuming the value of the investment in the Company's Common Stock and in each index was $100 and that all dividends were reinvested.

                                    [GRAPH]

                     ASSUMES $100 INVESTED ON JUNE 1, 1992
                          ASSUMES DIVIDENDS REINVESTED
                      FIVE FISCAL YEARS ENDED MAY 31, 1997


                         May 1992     May 1993     May 1994     May 1995     May 1996     May 1997
                         --------     --------     --------     --------     --------     --------
CompCare                    100         42.31         34.62       43.85        56.92        86.15
Comparable Co. Index        100        143.08        203.36      200.31       265.77       272.99
NYSE Composite              100        111.61        118.09      135.74       173.07       216.32

EXECUTIVE COMPENSATION

         This section of the Proxy Statement discloses the compensation earned by the Company's Chief Executive Officer and its other executive officers whose total salary and bonus for fiscal 1997 exceeded $100,000 (together, these persons are sometimes referred to as the "named executives").

                      TABLE I - SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                                       -------------------                 ----------------------
                                                                                           SECURITIES
                                                                    OTHER       RESTRICTED UNDERLYING    LONG-TERM      ALL
                                                                    ANNUAL        STOCK      OPTIONS/    INCENTIVE     OTHER
                                   FISCAL    SALARY        BONUS  COMPENSATION    AWARDS      SARS        PAYOUTS   COMPENSATION
NAME AND POSITION                   YEAR      ($)           ($)        ($)         ($)         (#)          ($)         ($)
-----------------                  ------  ----------     ------  -----------   ----------   -------      ------    -----------
Chriss W. Street                    1997   245,192(1)     15,947     5,837      589,919(2)    25,000         0      229,508(3)
   Chairman, President and Chief    1996   207,324             0     9,225       43,780      100,000         0        1,495(12)
   Executive Officer                1995   153,711             0         0            0      150,000         0            0

Stuart J. Ghertner (4)              1997   158,958(5)     21,667    27,500(6)         0      125,000         0            0
 Chief Operating Officer

Ronald G. Hersch (7)                1997    97,500             0   110,688            0      110,688         0          789(12)
  Vice President-Strategic          1996   141,000             0    30,639(8)    46,750       20,000         0          928(12)
  Planning & Business Development   1995   102,635             0         0            0       21,500         0            0

Drew Q. Miller (9)                  1997    37,290             0     1,016            0            0         0          257(12)
  Senior Vice President and         1996   141,491         7,946         0            0       20,000         0        1,003(12)
  Chief Operating Officer           1995    68,999(10)         0         0            0       20,000         0            0

Kerri Ruppert                       1997   121,289        33,020         0            0       18,500         0        1,076(12)
  Senior Vice President, Chief      1996   116,554        26,453         0            0       17,500         0          837(12)
  Financial Officer and             1995   122,493             0         0            0       19,000         0          970(12)
  Secretary/Treasurer (11)


--------------------
(1) Does not include a car allowance of $16,413 paid by the Company and in accordance with Mr. Street's employment agreement.

(2) In September 1995, the Board of Directors granted and issued to its President and Chief Executive Officer, 100,000 Restricted Shares of its Common Stock, $0.01 par value. The Restricted Shares are subject to vesting at the rate of 5,000 Restricted Shares per fiscal year over a 20-year period. The vesting of the Restricted Shares is subject to acceleration upon the occurrence of certain events of acceleration as described below. As of May 31, 1997, 47,000 Restricted Shares were vested and 53,000 Restricted Shares were unvested; however, the holder has the sole voting power.

(3) Represents $227,589 of a one-time bonus for taxes payable due to the acceleration of Restricted Shares and $1,919 in amounts contributed by the Company to Mr. Street's 401(k) Plan account.

(4) Dr. Ghertner was employed by the Company on January 1,1997. Accordingly, amounts shown for Dr. Ghertner only reflect compensation that he earned from his date of hire through the end of fiscal 1997.

(5) Between August 6, 1996 through December 31, 1996, Dr. Ghertner served as an independent consultant to the Company for which he received an aggregate compensation of $93,000.

(6) Represents compensation expense related to the vesting of options which were not performance related.

(7) Dr. Hersch was employed by the Company on August 17, 1994. Accordingly, amounts shown for fiscal 1995 for Dr. Hersch only reflect compensation that he earned from his date of hire through the end of fiscal 1995.

(8) Represents amounts paid by the Company to Dr. Hersch pertaining to his relocation to Tampa, Florida.

(9) Mr. Miller was employed on November 1, 1994. Accordingly, amounts shown for fiscal 1995 for Mr. Miller only reflect compensation that he earned from November 1, 1994 to the end of fiscal 1995.

(10) Does not include amounts paid by the Company for the purchase of certain assets of Alternative Psychiatric Centers, Inc. ("APC") from Mr. Miller, President and sole shareholder of APC. Such purchase price was $50,000 and included the assumption by the Company of certain operating leases.

(11) Ms. Ruppert served as a Senior Vice President and Chief Financial Officer of the Company during the last fiscal year and through September 29, 1997, at which time her employment with the Company ceased to continue in connection with the relocation of certain of the Company's financial functions to Tampa, Florida.

(12) Represents amounts contributed by the Company to the indicated person's 401(k) Plan account.

                     TABLE II - OPTIONS HELD AT MAY 31, 1997

         The following tables present information regarding the number of unexercised options held by the Company's named executives at May 31, 1997. Three of the Company's named executives exercised options for 85,332 shares of the Company's Common Stock in fiscal 1997. No stock appreciation rights were granted or held by such persons during fiscal 1997.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

                                                 % OF TOTAL
                                                  OPTIONS
                                                 GRANTED TO        EXERCISE                           GRANT DATE
                                 OPTIONS         EMPLOYEES IN     PRICE PER         EXPIRATION         PRESENT
NAME                             GRANTED         FISCAL YEAR        SHARE              DATE            VALUE(1)
----                             -------         -----------      ---------         ----------        ----------
Chriss W. Street(2)               25,000               7%         $  7.875            8/25/06          $  3.66
Stuart J. Ghertner(3)              5,000               1             7.875            8/25/06             3.66
                                 120,000              35            11.375            1/01/07             5.88
Kerri Ruppert(4)                  18,500               5             7.875            8/23/06             3.66
                                --------
                                 168,500
                                ========


(1) Black-Scholes option pricing method has been used to calculate present value as of date of grant. The present value as of the date of grant, calculated using the Black-Scholes method, is based on assumptions about future interest rates, stock price volatility and dividend yield. There is no assurance that these assumptions will prove to be true in the future. The actual value, if any, that may be realized by each individual will depend upon the market price of the Common Stock on the date of exercise.

(2) Includes 25,000 options under a restricted stock grant under the 1988 Incentive Stock Option Plan ("ISO Plan") and Non-statutory Plan ("NSO Plan").

(3) Includes 5,000 options granted under the NSO Plan and 120,000 options, of which 100,000 are performance-based, granted under the 1995 Incentive Plan. Effective September 12, 1997, Dr. Ghertner resigned as an officer of the Company for personal reasons. Accordingly, all 100,000 performance-based options will expire and not be exercisable.

(4) Includes 18,500 options granted under the ISO/NSO Plans. Ms. Ruppert ceased to be an officer of the Company on September 29, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND AGGREGATED FISCAL YEAR-END OPTION VALUE

                                                                                             VALUE OF
                                                                       NUMBER OF            UNEXERCISED
                                                                      UNEXERCISED          IN-THE-MONEY
                                                                      OPTIONS AT            OPTIONS AT
                         SHARES                                   FISCAL YEAR-END (1)   FISCAL YEAR-END (2)
                       ACQUIRED ON               VALUE               EXERCISABLE/          EXERCISABLE/
       NAME            EXERCISE (#)            REALIZED ($)          UNEXERCISABLE         UNEXERCISABLE
       ----            ------------            ------------       -------------------   -------------------
Chriss W. Street (3)          0                          0            152,000/73,000      $921,625/$331,500
Stuart J. Ghertner        5,000                     35,625            20,000/100,000         52,500/262,500
Ronald G. Hersch         40,332                    295,684                       0/0                    0/0
Drew Q. Miller           40,000                    133,200                       0/0                    0/0
Kerri Ruppert                 0                          0              51,500/5,000         323,565/38,750


(1) The numbers of options granted prior to October 21, 1994, have been adjusted for the ten-for-one reverse stock split which was effective October 21, 1994.

(2) Calculated on the basis of the closing sale price per share for the Company's Common Stock on the New York Stock Exchange of $14.00 on May 31, 1997. Value was calculated on the basis of the difference between the option exercise price and $14.00 multiplied by the number of shares of Common Stock underlying the respective options.

(3) Exercisable options includes options for 40,000, 25,000, 20,000 and 20,000 shares granted in the Company's 1988 Incentive Stock Option and Non-statutory Plans at $6.25, $7.875, $8.00 and $10.00 per share, respectively. Such options vest on March 7, 1995 and 1996, respectively. Exercisable options also include 47,000 shares issued under a Restricted Stock Grant in the 1995 Incentive Plan at $8.50 per share. Unexercisable options include options for 20,000 shares in the Company's 1988 Incentive Stock Option Plan at $12.00 per share and vesting on March 7, 1998. Unexercisable options also include 53,000 shares issued under a Restricted Stock Grant in the 1995 Incentive Plan at $8.50 per share and vesting over the next nineteen years.

CONTRACTS WITH EXECUTIVES

         The Company is party to an amended and restated employment agreement with Mr. Chriss W. Street that has a term expiring on December 31, 1998. Mr. Street's employment agreement as amended on November 1, 1995 provides for a salary at the rate of $250,000 per annum. In addition, Mr. Street is provided with health insurance and other benefits and a policy of life insurance. He also receives an auto allowance of $500 per month and reimbursement for expenses incurred on behalf of the Company and in connection with the performance of his duties. The agreement obligates the Company to use its best efforts to cause Mr. Street to continue to be elected as a Class II director, and as Chairman of its Board of Directors. The agreement provides that the Company procure Directors and Officers Liability Insurance in an amount not less than $1.0 million. Mr. Street's employment agreement provides that in the event of a change of control of the Company as defined, Mr. Street will be paid for the remainder of the unexpired term of his agreement plus two times the sum of Mr. Street's then prevailing base salary.

         During fiscal 1997, certain objective non-discretionary conditions for acceleration related to the vesting of 37,000 Restricted Shares granted to the CEO were achieved. Based on increases in the fair market value of the Company's Common Stock, the Company provided for compensation expenses of $0.5 million for the acceleration of 37,000 Restricted Shares; to be earned in the fiscal year ended May 31, 1997. In addition, the estimated bonus payments for income taxes as provided for in the employment agreement were approximately $0.2 million during fiscal 1997.

         The Company entered into an employment agreement with Dr. Stuart J. Ghertner effective January 1, 1997, and which had a term expiring on December 31, 1998. Dr. Ghertner's employment agreement provided for a salary at the rate of $175,000 per annum. In conjunction with this employment agreement, the Company granted options to purchase 120,000 shares of Common Stock. The vesting of 100,000 options was subject to certain performance-related criteria related to quarterly revenues from operations and net earnings before taxes. In the event Dr. Ghertner is terminated for cause or resigns without good reason as defined, any unvested options would be forfeited. Effective September 21, 1997, Dr. Ghertner resigned as an officer of the Company and all unvested performance based options will lapse and terminate.

         Furthermore, in connection with the Company's indemnification program for executive officers and directors, Messrs. Street, Boucher, Feigenbaum, McCarthy, and Pantuliano and Ms. Carol R. Pollack (Chief Financial Officer of the Company as of September 30, 1997), as well as four former directors and four former executive officers, are entitled to indemnification and are beneficiaries of the directors and officers indemnification trust (as described below). The Company's Directors and Officers Trust Agreement dated February 27, 1995 (the "Trust Agreement"), provides for the establishment of a trust (the "Trust") with a minimum three-year term to provide a source for certain payments required to be made under the indemnification agreements (each an "Indemnification Agreement"), between the Company and certain of its officers and members of the Board of Directors of the Company (each an "Indemnitee") granted for the purpose of indemnifying each to the maximum extent permitted by law and such Indemnification Agreements from and against any investigation, claim, action, suit or proceeding against them or involving them relating to or arising from acts taken or refrained from being taken in any capacity on behalf of the Company or while serving in an official capacity.

         The Company considers it desirable to provide each Indemnitee with specified assurances that the Company can and will honor the Company's obligations under the Indemnification Agreements, including a policy of insurance to provide for directors and officers liability coverage and the transfer of $250,000 cash to the Trustee in an amount intended to provide for future insurance deductibles. For the converting of their Insurance Policy or Policies, which are held by the Company, the Trust Fund is held by a Trustee separate and apart from other assets of the Company. The Trust is irrevocable by the Company, but automatically shall terminate when all assets of the Trust Fund have been distributed. Termination of the Trust shall not relieve the Company of its remaining liabilities and obligations under each Indemnification Agreement. The capitalized terms below have the meanings given to them in the Trust Agreement.

         Upon written demand for payment by the person designated in the Trust Agreement as Beneficiary Representative accompanied by a "Notice of Qualification" (as defined below), the Trustee shall pay the person designated in the Trust Agreement ("Underwriter") to administer the payments to the amounts of Indemnitees an amount not greater than the balance, if any, of the specified bookkeeping account ("Account") recorded by the Trustee for each Indemnitee. A "Notice of Qualification" is a written statement by the Beneficiary Representative which (i) states the date and action on which the policyholder is obligated to Indemnitee(s) under the terms of the Indemnification Agreement,
(ii) certifies that, pursuant to the terms of the Indemnification Agreement, the Indemnitees are entitled to payment thereunder as a result of the investigation, claim, action, suit or proceeding, and (iii) states the amount of the payment to which the Underwriter is entitled. Upon the receipt of a demand, the Trustee promptly shall inform the Company of such receipt by courier delivery to the Company of written notice thereof. Subject to any contrary order issued by a court of competent jurisdiction, a payment made pursuant to this Section may be made without the approval or direction of the Company, and shall be made despite any direction to the contrary by the Company. Prior to the time, amounts are to be paid to the Underwriter or his designee from the Trust Fund as described above, Indemnitees have no preferred claim or beneficial ownership interest in trust funds, and their rights are merely unsecured contractual rights.

         As soon as practicable after all Accounts have filed a demand for and received payment in the manner described above, or, if earlier, upon the expiration of three (3) calendar years from the date the Trust Agreement is entered into, the Trustee shall pay to the Company all amounts then held in the Trust Fund; provided that, if any payment from the Trust to the Beneficiary Representative or the Underwriter or his designee who has filed a demand in the manner described above is being contested or litigated, and payment from the Trust is delayed under the terms of this Agreement or at the direction of a court of competent jurisdiction beyond the expiration of the three (3) year period specified above, payment to the Company shall be delayed until the proper disposition of the payment to the Indemnitee has been determined. If the Company and the Beneficiary Representative each certify to the Trustee that the Company's obligations to make lump sum payments under the Indemnification Agreement have been satisfied or are no longer required to be maintained by the Trust, the Trustee shall repay to the Company all monies then held in the Trust Fund.

         See "TABLE II - OPTIONS HELD AT MAY 31, 1997." See the description of the Restricted Shares granted to Mr. Street.

STOCK OPTION PLANS

         The Company has a 1988 Incentive Stock Option Plan and a 1988 Nonstatutory Stock Option Plan (the "1988 Plans"). Options granted under the 1988 Incentive Stock Option Plan are intended to qualify as incentive stock options ("ISO's") under Section 422 of the Internal Revenue Code. Options granted under the 1988 Nonstatutory Stock Option Plan do not qualify as ISO's. Options may be granted for terms up to ten years and are generally exercisable in cumulative annual increments of 25 percent to 50 percent each year. Options must equal or exceed the fair market value of the shares on the date of grant. The maximum number of shares authorized for issuance under the Company's 1988 Incentive Stock Option Plan is 500,000 and the Company's 1988 Nonstatutory Stock Option Plan is 200,000.

         The Company also has a 1995 Incentive Plan (the "1995 Plan"). The 1995 Plan provides for the granting of options to eligible employees and consultants to the Company. Options granted as incentive stock rights, stock options, stock appreciation rights, limited stock appreciation rights and restricted stock grants under the 1995 Plan may qualify as an ISO under Section 422A of the Internal Revenue Code. Options for ISO's may be granted for terms up to ten years and are generally exercisable in cumulative increments of 33 percent each year. Options for NSO's may be granted for terms up to 13 years. Options for ISO's must equal or exceed the fair market value of the shares on the date of grant, and 65 percent in the case of other options. The 1995 Plan also provides for the full vesting of all outstanding options under certain change of control events. The maximum number of shares authorized for issuance under the 1995 Plan is 450,000.

         In September 1995, the Board of Directors granted and issued to its President and Chief Executive Officer, 100,000 Restricted Shares of its Common Stock, $0.01 par value. Such grant of Restricted Shares was issued from the Company's 1995 Incentive Plan and was ratified by the stockholders at the 1995 Annual Meeting. The Restricted Shares are subject to vesting at the rate of 5,000 shares per fiscal year (the "Annual Vested Shares") over a 20-year period. The vesting of the Restricted Shares is subject to acceleration upon the occurrence of certain events of acceleration as described below. With respect to all Restricted Shares which may become vested, the Company is to pay to the Chief Executive Officer a bonus equivalent to the amount of the combined federal and applicable state and city income taxes associated with the Restricted Shares that have become vested. While the Restricted Shares have been issued and the Chief Executive Officer is entitled to vote said shares, all Restricted Shares are held in escrow until their vesting, and said shares may not be sold, assigned, transferred or hypothecated until the time they have become vested.

         In addition to the vesting of the Annual Vested Shares, an additional number of Restricted Shares vest as follows: (i) for each fiscal year of the Company, 1,000 additional Restricted Shares vest for each $1,000,000 of net pre-tax profit of the Company as reported for that fiscal year; (ii) in the event the Company effects a merger, acquisition, corporate combination or purchase of assets (an "Acquisition Event") 1,000 additional Restricted Shares vest for each $1,000,000 of Acquisition Event value paid for the Company; and
(iii) as of May 31 of each year, for each 1 percent of increase of market value of the Company's voting securities above 110 percent of the market value as of May 31 of the preceding year, 1,000 additional Restricted Shares vest.

         In addition, upon the occurrence of (a) the approval by the stockholders of the Company of an Approved Transaction, as defined; (b) a Control Purchase, as defined; (c) a Board change; or (d) the failure by the Company to renew the Chief Executive Officer's employment agreement on the conclusion of its term on December 31, 1998, or any subsequent or renewed term, on terms identical to those in the employment agreement then prevailing, all Restricted Shares become vested. Upon the death or total disability of the Chief Executive Officer prior to the complete vesting of the Restricted Shares, all Restricted Shares not theretofore vested shall become vested.

         During fiscal 1997, the Company determined that certain conditions for acceleration were achieved, and that it was probable that such conditions would also be present on May 31, 1997. Based on increases in the fair market value of the Company's Common Stock, the Company provided for compensation expenses for the acceleration of approximately 37,000 Restricted Shares; to be earned in the fiscal year ended May 31, 1997. In addition, the estimated bonus payments for income taxes as provided by the Agreement were accrued during fiscal 1997. Included in the results for fiscal 1997 are compensation expenses related to the Chief Executive Officer's Annual Grant and acceleration of Restricted Shares of $70,000 and $0.5 million, respectively. Compensation expenses related to the reimbursement of income taxes to the Chief Executive Officer for the Annual Grant and acceleration of Restricted Shares were $27,000 and $0.2 million, respectively, for the fiscal year ended May 31, 1997. As of May 31, 1997, 47,000 Restricted Shares were vested and 53,000 shares were unvested.

         The Company has a non-qualified stock option plan for its outside directors (the "Directors' Stock Option Plan" or the "Directors' Plan"). The Directors' Plan provides for the Company to grant to each non-employee director options as follows: (1) each individual serving as a non-employee director as of the effective date were granted a non-qualified stock option to purchase 10,000 shares of Common Stock ("Initial Grant"); (2) each individual who first becomes a non-employee director on or after the effective date, will be granted, at the time of such election or appointment a non-qualified stock option to purchase 10,000 shares of Common Stock ("Initial Grant"); (3) commencing with the 1995 annual meeting of the Company's stockholders, each individual who at each annual meeting of the Company's stockholders remains a non-employee director will receive an additional non-qualified stock option to purchase 2,500 shares of Common Stock. Commencing with the 1996 annual meeting, the number of options awarded annually to all non-employee directors was increased from 2,500 shares to 5,000 shares and provided for an annual grant of special service options to the Vice Chairman of the Board of 3,333 shares and to each committee chairman of 8,333 shares and each committee member of 2,500 shares. In addition, each non-employee director will automatically be granted an option to purchase 10,000 shares upon joining the Board of Directors and options to purchase 5,000 shares on the date of the annual meeting. Each non-qualified stock option is exercisable at a price equal to the Common Stock's fair market value as of the date of grant. Initial grants vest annually in 25 percent increments beginning on the first anniversary of the date of grant, provided the individual is still a director on those dates. Annual grants will become 100 percent vested as of the first annual meeting of the Company's stockholders following the date of grant, provided the individual is still a director as of that date. An optionee who ceases to be a director shall forfeit that portion of the option attributable to such vesting dates on or after the date he or she ceases to be a director. The maximum number of shares authorized for issuance under the Directors' Plan is 200,000.

EXECUTIVE TERMINATION AGREEMENTS

         For information related to the termination benefits for Mr. Street, see the description of the amended and restated employment agreement and Restricted Shares with Mr. Street under "Contracts with Executives".

         See "TABLE II - OPTIONS HELD AT MAY 31, 1997." See the description of the Restricted Shares granted to Mr. Street.

CERTAIN TRANSACTIONS

         Mr. Rudy R. Miller served as a director of the Company and Chairman of the Audit Committee for five and one-half months of fiscal 1996 until his resignation on November 15, 1995. During such time and through December 31, 1995, the Company had engaged The Miller Group, of which Mr. Rudy Miller was a principal, to provide investor relations services at a monthly rate of $5,500 (exclusive of out-of-pocket expenses).

         The Company has from time to time engaged and compensated firms for the purpose of advising, structuring and negotiating the private placement of securities. During fiscal 1995, the Company's Board of Directors approved the payment to Chriss Street & Co., an investment banking firm affiliated and controlled by Chriss W. Street, the Company's Chairman, President and Chief Executive Officer, of fees aggregating $100,000 based upon its determination that the amount of the investment banking fees charged were reasonable and on terms at least as favorable as the terms available from other professionals rendering such services. The Audit Committee reviewed the fees submitted by Chriss Street & Co. and the Chairman recommended approval of the fees based upon an independent investment banking firm's opinion that the fees were standard market rate for the transaction.

         On February 1, 1995, the Company purchased certain assets of Alternative Psychiatric Centers, Inc. ("APC"), a behavioral medicine contract management company based in Southern California from Drew Q. Miller. APC had two operating locations with three contract units offering inpatient and partial hospitalization services. The addition of these APC contracts contributed 11% of CareUnit's total operating revenues during fiscal 1995 although these contracts were owned by the Company for only four months during fiscal 1995.

        PROPOSAL 2 - PROPOSAL TO AMEND THE COMPREHENSIVE CARE CORPORATION
              1995 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES
                       OF COMMON STOCK ISSUABLE THEREUNDER
                                TO 600,000 SHARES

         The Board of Directors unanimously approved, subject to stockholder approval, an amendment to the Comprehensive Care Corporation 1995 Incentive Plan (the "Plan") to increase the number of shares issuable thereunder from 450,000 to 600,000 shares. The Plan, as originally adopted by stockholders at the Company's November 9, 1995 Annual Meeting of Stockholders, is described under "Stock Option Plans", and the Resolution to be approved by the stockholders of the Company amending the Plan is annexed as Appendix A to this Proxy Statement.

         The Amendment to the Plan is necessary by reason of the fact that of the original 450,000 shares authorized under the Plan, options to acquire 263,625 shares of Common Stock have been issued, leaving 186,375 shares remaining which could be issued under the Plan. The remaining number of shares authorized under the Plan are viewed by management to be insufficient to provide for additional awards to attract and retain key executive management personnel and to incentivize management personnel to maximize the value of the Company for all of it stockholders. See "Executive Compensation and Related Matters -- Summary Compensation Table and Stock Options" for information relating to stock option grants to the Company's named executive officers. Management is of the belief that, in view of the anticipated expansion of the Company's operations over the next several years, the present plans to relocate certain financial and administrative functions to Tampa, Florida and the associated need to recruit new middle management personnel, the challenge and mission of existing executive officers will increase. The Plan is designed to augment the Company's existing compensation programs and is intended to enable the Company to have its executives, key employees and consultants participate in the growth and success of the Company through awards under the Plan.

         It is further felt that having the ability to reward management and to attract new additions to management, as well as to replace management, through the grant of options under the Plan is particularly appropriate given the need of management to reverse the Company's historical trend of operating losses. In addition, the Company has announced its intention to relocate certain core functions, primarily accounting related, from its Corona del Mar office to Tampa, Florida, the location of its principal subsidiary, Comprehensive Behavioral Care ("Comprehensive Behavioral"). This intended relocation is considered to be in the best interest of the Company considering that the business of Comprehensive Behavioral has grown to a point where it accounts for approximately 80% of the Company's consolidated operating revenues. The Company believes that in connection with such relocation plans, it will need to recruit accounting and administrative personnel. The availability and use of stock option grants will facilitate such recruitment and make the Company competitive in the market place with respect to its hiring.

         A further reason for increasing the number of shares issuable under the 1995 Incentive Plan is the fact that the Company's 1988 Incentive Stock Options Plan (the "1988 ISO Plan") and 1988 Non-statutory Stock Option Plan (the "1988 NSO Plan") are authorized for 500,000 options and 200,000 options, respectively. There are currently 443,693 options granted under the 1988 ISO Plan and 118,901 issued under the 1988 NSO Plan, leaving 56,307 options and 81,099 options available for grant under each of the respective plans. Both of these plans currently expire on February 3, 1998.

         Rather than adopting a new plan entirely, management has deemed it advisable to increase the number of shares available under the 1995 Incentive Plan by the number of shares available under the 1988 ISO Plan and 1988 NSO Plan and permit the 1988 Plans to expire by their terms. If the amendment to the 1995 Incentive Plan is adopted as proposed, it is the intention of the Company not to grant any further options under either the 1988 ISO Plan or the 1988 NSO Plan.

         The affirmative vote of the holders of a majority of the shares of the Company's Common Stock issued and outstanding on the record date, voting together as a single class, is required for the approval of this proposal.


         THE BOARD OF DIRECTORS DEEMS THIS PROPOSAL NUMBER 2 TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.


                              INDEPENDENT AUDITORS

          Ernst & Young LLP ("Ernst & Young") initially became engaged as the Company's independent auditors for fiscal year 1995. Ernst & Young has performed the audit of the consolidated financial statements of the Company and its subsidiaries for the years ended May 31, 1995, 1996 and 1997, and have been selected to perform the audit for the year ended May 31, 1998.


                                  ANNUAL REPORT

         The 1997 Annual Report to Stockholders, including consolidated financial statements for the fiscal year ended May 31, 1997 and the Company's annual report on Form 10-K (without exhibits thereto), has been mailed with this Proxy Statement. The Company will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to the Secretary of the Company, 1111 Bayside Drive, Suite 100, Corona del Mar, California 92625.


                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the 1997 Annual Meeting. However, if any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment pursuant to the discretionary authority given them in the proxy.


                  STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Stockholder proposals to be submitted for inclusion in the 1998 proxy materials and consideration at the 1998 Annual Meeting of Stockholders must be received by the Company not later than August 10, 1998. Such proposals should be directed to the Secretary of the Company, 1111 Bayside Drive, Suite 100, Corona del Mar, California 92625.

                                         By Order of the Board of Directors,

                                              /s/ Courtney Watson
                                              -------------------
                                              Courtney Watson
                                              Secretary
October 17, 1997
Corona del Mar, California

APPENDIX A

                             RESOLUTION TO AMEND THE
                         COMPREHENSIVE CARE CORPORATION
                               1995 INCENTIVE PLAN


         RESOLVED, that in accordance with the provisions of Paragraph 20 of the Comprehensive Care Corporation (the "Company") 1995 Incentive Plan (the "Plan"), originally adopted at the Annual Meeting of Stockholders held on November 9, 1995, Paragraph 3 relating to the number of shares of Common Stock issuable under the Plan is herewith amended to increase the number of such shares from 450,000 to 600,000 shares of Common Stock, and such Paragraph 3, as amended, shall read as follows:

         "3.  Stock subject to the Plan

                  The shares that may be issued upon exercise of options and rights which may be sold under the Plan shall not exceed in the aggregate of 600,000 shares of Common Stock, as adjusted to give effect to the anti-dilution provisions contained in Section 12 hereof. Such shares may be authorized and unissued shares, or shares purchased by the Company and reserved for issuance under the Plan. If a stock option or incentive stock right for any reason expires or is terminated without having been exercised in full, or if the shares issued pursuant to restricted stock purchase agreements are repurchased by the Company in accordance with the terms thereof, those shares relating to an unexercised stock option or incentive stock rights or shares which have been repurchased shall again become available for grant and/or sale under the Plan."

                         COMPREHENSIVE CARE CORPORATION
                               1995 INCENTIVE PLAN


1.       PURPOSE

         The purpose of the 1995 Incentive Plan (the "Plan") of Comprehensive Care Corporation (the "Company") is to provide an incentive to key management employees and consultants whose present and potential contributions to the Company and its Subsidiaries (as such term is defined in Section 2 below) are or will be important to the success of the Company by affording them an opportunity to acquire a proprietary interest in the Company. It is intended that this purpose will be effected through (a) the granting of incentive stock rights, stock options, stock appreciation rights and limited stock appreciation rights and (b) the sale of shares of Common Stock, $.01 par value per share, of the Company ("Common Stock"), pursuant to restricted stock purchase agreements (collectively, such rights, options and shares are referred to herein as "Awards"). Stock options may be granted under the Plan which qualify as "Incentive Stock Options" under Section 422A of the Internal Revenue Code of 1986, as it may be hereafter amended (the "Code"). Such options are sometimes referred to as an "ISO" or collectively as "ISOs".

2.       ELIGIBILITY

         Awards may be made or granted to key Management employees and consultants who are deemed to render significant services to the Company or its Subsidiaries and who are deemed to have the potential to contribute to the future success of the Company (such eligible persons being referred to herein as "Eligible Participants"). The term "Management employees" includes executive officers who are employees of the Company or of a Subsidiary, as well as other employees of the Company and its Subsidiaries. A director of the Company or of any Subsidiary who is not also an employee of the Company or of one of its Subsidiaries will not be eligible to receive any Awards under the Plan. No ISO shall be granted to any person who is not an employee of the Company or a Subsidiary at the time of grant. No ISO shall be granted to an employee who, at the time of option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the employer corporation (as such term is used in the Code) or any Parent or Subsidiary of the employer corporation, provided, however, that an ISO may be granted to such an employee, if at the time such ISO is granted, the option price is at least 110% of the fair market value of stock subject to the ISO on the date of grant (as determined pursuant to Subsection 8(a) hereof) and such ISO is by its terms not exercisable after the expiration of five years from the date such option is granted. The terms "Subsidiary" and "Parent" as used herein shall have the meanings given them in Section 425 of the Code. Awards may be made to employees or consultants who hold or have held options, rights or shares under this Plan or any other plans of the Company.

3.       STOCK SUBJECT TO THE PLAN

         The shares that may be issued upon exercise of options and rights and which may be sold under the Plan shall not exceed in the aggregate of 600,000 shares of Common Stock, as adjusted to give effect to the anti-dilution provisions contained in Section 12 hereof. Such shares may be authorized and unissued shares, or shares purchased by the Company and reserved for issuance under the Plan. If a stock option or incentive stock right for any reason expires or is terminated without having been exercised in full, or if the shares issued pursuant to restricted stock purchase agreements are repurchased by the Company in accordance with the terms thereof, those shares relating to an unexercised stock option or incentive stock rights or shares which have been repurchased shall again become available for grant and/or sale under the Plan.

4.       AWARDS UNDER THE PLAN

         Awards under the Plan may be of five types. They are "incentive stock rights", "stock options", "stock appreciation rights", "limited stock appreciation rights", and "restricted stock purchases". "Incentive stock rights" are composed of incentive stock units which give the holder the right to receive, without payment of cash or property to the Company, shares of Common Stock, subject to the terms, conditions and restrictions described in Section 7 hereof. An option, including an ISO, is a right to purchase Common Stock in accordance with Section 8 hereof. A "stock appreciation right" is a right given to a holder of a stock option to receive, upon surrender of all or a portion of his stock option, without payment of cash or property to the Company, a number of shares of Common Stock of the Company and/or cash, determined pursuant to a formula in accordance with Section 9 hereof. A "limited stock appreciation right" is a stock appreciation right which is exercisable only upon the terms, conditions and restrictions set forth in Section 10 hereof. A "restricted stock purchase" is the purchase, at a price determined by the Board of Directors or Committee (as hereinafter defined), of Common Stock, which is nontransferable and subject to substantial risk of forfeiture until specific conditions based on continuing employment or achievement of preestablished performance objectives are met. All references to "cash" herein shall mean "cash or certified check".

5.       ADMINISTRATION

         (a) The Plan shall be administered by the Board of Directors or by a committee (the "Option Committee") of not less than two directors of the Company appointed by the Board of Directors of the Company (the "Board of Directors") for such term as the Board of Directors may determine. The Board of Directors may, from time to time, remove members from, or add members to, the Option Committee. The administrator of the Plan shall hereinafter be referred to as the "Plan Administrator". In the event that the Plan Administrator is an Option Committee of the Board of Directors, none of the members of such Option Committee shall be an officer or other full-time employee of the Company. It is the intention of the Company that each member of the Option Committee shall be a "disinterested person" as that term is defined and interpreted pursuant to Rule 16b-3(c)(2) or any successor rule thereto promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Action by the Option Committee shall require the affirmative vote of a majority of all its members. In the event that the Plan Administrator is the Board of Directors, and a member of the Board of Directors may be eligible, subject to the restrictions in
Section 2, to participate in or receive or hold options under the Plan, no member of the Board of Directors or the Option Committee shall vote with respect to the granting of options hereunder to himself or herself, as the case may be, and, if state corporate law does not permit a committee to grant options to directors, then any option granted under the Plan to a director for his or her services as such shall be approved by the full Board of Directors.

                  With respect to grants made under the Plan to officers and directors of the Company who are subject to Section 16 of the Exchange Act, the Plan Administrator shall be constituted at all times so as to meet the requirements of Rule 16b-3 so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act.

         (b) Subject to the terms and conditions of the Plan, the Plan Administrator shall have the power:

             (i) To determine from time to time the Awards to be granted to eligible persons under the Plan and to prescribe the terms and provisions (which need not be identical) of Awards granted under the Plan to such persons;

             (ii) To construe and interpret the Plan and grants thereunder and in its discretion have the authority: (A) to determine, upon review of relevant information, the fair market value of the Common Stock; (B) to determine the exercise price per share of stock options to be granted; (C) to determine the eligible participants to whom, and time or times at which, options shall be granted and the number of shares to be issuable upon exercise of each stock option; (D) to construe and interpret the Plan; (E) to prescribe, amend and rescind rules and regulations relating to the Plan; (F) to determine the terms and provisions of each grant (which need not be identical); and (G) to make all other determinations necessary to or advisable for the administration of the Plan. Notwithstanding the foregoing, in the event any employee of the Company or any of its Subsidiaries granted an option under the Plan is, at the time of such grant, a member of the Board of Directors of the Company, the grant of such grant shall, in the event the Board of Directors at the time such option is granted is not deemed to satisfy the requirement of Rule 16b-3(b)(2)(i) or (ii) promulgated under the Act, be subject to the approval of an auxiliary committee consisting of not less than two persons who qualify as "disinterested persons" within the meaning of Rule 16b-3(d)(3) promulgated under the Act. All decisions and determinations by the Option Committee in the exercise of this power shall be final and binding upon the Company and the Optionees; and

             (iii) Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

6.       DURATION OF THE PLAN

         The Plan shall become effective upon the approval of the requisite vote of the stockholders of the Company. The Plan shall remain in effect for a term of ten (10) years from September 1, 1995 unless sooner terminated under Section 20 hereof. Notwithstanding any of the foregoing to the contrary, the Plan Administrator shall have the authority to amend the Plan pursuant to Section 20 hereof; provided, however, that Awards already made shall remain in full force and effect as if the Plan had not been amended or terminated.

7.       INCENTIVE STOCK RIGHTS

         The Plan Administrator, in its discretion, may grant to Eligible Participants incentive stock rights composed of incentive stock units. Incentive stock rights shall be granted pursuant to incentive stock rights agreements in such form, and not inconsistent with the Plan, as the Plan Administrator shall approve from time to time and shall include substantially the following terms and conditions as determined by the Plan Administrator:

             (a) Incentive Stock Units. An incentive stock rights agreement shall specify the number of incentive stock units to which it pertains. Each incentive stock unit shall be equivalent to one share of Common Stock. Each incentive stock unit shall entitle the holder thereof to receive, without payment of cash or property to the Company, one share of Common Stock in consideration for services performed for the Company or any Subsidiary by the Eligible Participant, subject to the lapse of the incentive periods (as hereinafter defined).

             (b) Incentive Period. The holder of incentive stock rights shall be entitled to receive shares of Common Stock only after the lapse of such incentive periods, and in such manner, as shall be fixed in the discretion of the Plan Administrator at the time of the grant of such incentive stock rights. (Such period or periods so fixed is or are herein referred to as an "incentive period".) To the extent the holder of incentive stock rights receives shares of Common Stock on the lapse of an incentive period, an equivalent number of incentive stock units subject to such rights shall be deemed to have been discharged.

             (c) Termination by Reason of Death or Disability. In the event that the recipient of incentive stock rights ceases to be and employee or consultant of the Company or any of its Subsidiaries during an incentive period due to death or permanent disability (as determined by the Plan Administrator), the holder of incentive stock rights or, in the case of the death of the holder, the personal representatives, heirs or legatees of such holder, shall be entitled to receive a number of shares equal to an amount determined by multiplying the total number of incentive stock units applicable to such incentive period by a fraction, the numerator of which shall be the number of full calendar months between the date of grant of the incentive stock rights and the date of such termination and the denominator of which shall be the number of full calendar months between the date of grant and the date such incentive period for such units would, but for such termination, have lapsed. For purposes of this Subsection 7(c), this shall constitute a lapse of the incentive period with respect to the number of incentive stock units equal to the number of shares issued. Units upon which the incentive period do not lapse pursuant to the foregoing sentence shall terminate and be null and void on the date on which the recipient cases to be employed by or act as a consultant to the Company or any of its Subsidiaries.

             (d) Termination for Any Other Reason. In the event that the employment or retention as a consultant by the Company of the recipient to whom incentive stock rights have been issued under the Plan terminates for any reason (including dismissal by the Company with or without cause), other than death or permanent disability, such rights as to which the incentive period has not lapsed shall terminate and be null and void on termination of the relationship.

             (e) Issuance of Shares. Upon the lapse of an incentive period, the Company shall deliver to the holder of the related incentive stock unit a certificate or certificates representing the number of shares of Common Stock equal to the number of incentive stock units with respect to which an incentive period has lapsed. The Company shall pay all applicable transfer or issue taxes.

8.       OPTIONS

         Options shall be evidenced by stock option agreements in such form, and not inconsistent with the Plan, as the Plan Administrator shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

             (a) Option Price; Number of Shares. The option price, which shall be approved by the Plan Administrator, shall in no event be less than one hundred percent (100%), in the case of ISOs, and sixty-five percent (65%), in the case of other options, of the fair market value of the Common Stock at the time the option is granted. The fair market value of the Common Stock, for the purpose of the Plan, shall mean: (i) if the Common Stock is traded on a national securities exchange or on the NASDAQ National Market System ("NMS"), the per share closing price of the Common Stock on the principal securities exchange on which they are listed or on NMS, as the case may be, on the date of grant (or if there is no closing price for such date of grant, then the last preceding business day on which there was a closing price); or (ii) if the Common Stock is traded in the over-the-counter market and quotation are published on the NASDAQ quotation system (but not on NMS), the mean between the per share closing bid and asked prices of the Common Stock on the date of grant as reported by NASDAQ (or if there are no closing bid and asked prices for such date of grant, then the last preceding business day on which there were closing bid and asked prices); or (iii) if the Common Stock is traded in the over-the-counter market but bid and asked quotations are not published on NASDAQ, the mean between the closing bid and asked prices per share for the Common Stock as furnished by a broker-dealer which regularly furnishes price quotations for the Common Stock.

                  The option agreement shall specify the total number of shares to which it pertains and whether such options are ISOs or are not ISOs. With respect to ISOs granted under the Plan, the aggregate fair market value (determined at the time an ISO is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by such employee during any calendar year shall not exceed $100,000 under all plans of the employer corporation or its Parents or Subsidiaries.

             (b) Waiting Period and Exercise Dates. At the time an option is granted, the Plan Administrator will determine the terms and conditions to be satisfied before shares may be purchased, including the dates on which shares subject to the option may first be purchased. (The period from the date of grant of an option until the date on which such option may first be exercised is referred to herein as the "waiting period") At the time an option is granted, the Plan Administrator shall fix the period within which it may be exercised which shall not be less than six (6) months nor, for an ISO, more than ten (10) years from the date of grant or for a non-ISO for more than thirteen (13) years from the date of grant. (Any of such periods is referred to herein as the "exercise price.")

             (c) Form and Time of Payment. Stock purchased pursuant to an option agreement shall be paid for at the time of purchase either in cash or by certified check or, in the discretion of the Plan Administrator, as set forth in the stock option agreement (i) in a combination of cash and a promissory note,
(ii) through the delivery of shares of Common Stock, or (iii) in a combination of the methods described above. Upon receipt of payment, the Company shall, without transfer or issue tax to the option holder or other person entitled to exercise the options, deliver to the option holder (or such other person) a certificate or certificates for the shares so purchased.

             (d) Effect of Termination or Death. In the event that an option holder ceases to be an employee or consultant of the Company or of any of its Subsidiaries for any reason other than permanent disability (as determined by the Plan Administrator) and death, any option, including any unexercised portion thereof, which was otherwise exercisable on the date of termination, shall expire unless exercised within a period of three months from the date on which the option holder ceased to be so employed, but in no event after the expiration of the exercise period; provided, however, that, if the Plan Administrator shall determine that an option holder shall have been discharged for cause, options granted and not yet exercised shall terminate immediately and be null and void as of the date of discharge. In the event of the death of an option holder during this three month period, the option shall be exercisable by his or her personal representatives, heirs or legatees to the same extent that the option holder could have exercised the option if he or she had not died, for the three months from the date of death, but in no event after the expiration of the exercise period. In the event of the permanent disability of an option holder while an employee or consultant of the Company or of any Subsidiary, any option granted to such employee or consultant shall be exercisable for twelve (12) months after the date of permanent disability, but in no event after the expiration of the exercise period. In the event of the death of an option holder while an employee or consultant of the Company or any of its Subsidiaries, or during the twelve (12) month period after the date of permanent disability of the option holder, that portion of the option which had become exercisable on the date of death shall be exercisable by his or her personal representatives, heirs or legatees at any time prior to the expiration of one (1) year from the date of the death of the option holder, but in no event after the expiration of the exercise period. Except as the Plan Administrator shall provide otherwise, in the event an option holder ceases to be an employee or consultant of the Company or of any Subsidiary for any reason, including death, prior to the lapse of the waiting period, his or her option shall terminate and be null and void.

             (e) Other Provisions. Each option granted under the Plan may contain such other terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Plan Administrator.

9.       STOCK APPRECIATION RIGHTS

         The Plan Administrator may grant, in its discretion, stock appreciation rights to Eligible Participants who are granted stock options under the Plan. Such rights shall be granted pursuant to a stock appreciation rights agreement in such for, and not inconsistent with the Plan, as the Plan Administrator shall approve from time to time (and which may be incorporated in the stock option agreement governing the terms of the related option) and shall include substantially the following terms and conditions as the Plan Administrator shall determine:

             (a) Grant. Each right shall relate to a specific option granted under the Plan and shall be granted to the option holder either concurrently with the grant of such option, or at such later time as determined by the Plan Administrator.

             (b) Exercise. A stock appreciation right shall entitle an option holder to receive, without payment of cash or property to the Company, a number of shares of Common Stock, cash, or a combination thereof in the amount determined pursuant to Subsection 9(c) below. The Plan Administrator shall determine whether such payment shall be made in Common Stock, cash, or a combination thereof. Unless otherwise determine by the Plan Administrator, a right shall be exercisable to no greater extent nor upon any more favorable conditions than its related option is exercisable under Subsection 8(b) hereof. An option holder wishing to exercise a right in accordance with this Subsection 9(b) shall give written notice of such exercise to the Company, which notice shall state that the holder of the right elects to exercise the right and the number of shares in respect of which the right is being exercised. The effective date of exercise of a right shall be the date on which the Company shall have received such notice. Upon receipt of such notice, the Company shall:
(i) deliver to the option holder or other person entitled to exercise the right, a certificate or certificates representing such shares; and/or (ii) pay cash. The Company shall pay all applicable transfer or issue taxes. Notwithstanding the provisions of this section, no stock appreciation right may be exercised within a period of six months of the date of grant of such stock appreciation right and no stock appreciation right granted with respect to an ISO may be exercised unless the fair market value of the Common Stock on the date of exercise exceeds the exercise price of an ISO.

             (c) Number of Shares or Amount of Cash. The number of shares which shall be issued pursuant to the exercise of a stock appreciation right shall be determined by dividing (i) that portion, as elected by the option holder, of the total number of shares which the option holder is eligible to purchase pursuant to Subsection 8(b) hereof (and as adjusted pursuant to Section 12 hereof), multiplied by the amount (if any) by which the fair market value (as determined in accordance with Subsection 8(a) hereof) of a share of Common Stock on the exercise date exceeds the option exercise price of the related option; by (ii) the fair market value of a share of Common Stock on the exercise date. In lieu of issuing shares of Common Stock on the exercise of a right, the Plan Administrator may elect to pay the cash equivalent of the fair market value on the exercise date of any or all the shares which would otherwise be issuable on exercise of the right. No fractional shares shall be issued under this Subsection 9(c). In lieu of the fractional shares, the option holder shall be entitled to receive a cash adjustment equal to the same fraction of the fair market value per share of Common Stock on the date of exercise.

             (d) Effect of Exercise. Upon the exercise of stock appreciations rights, the related option shall be considered to have been exercised to the extent of the number of shares of Common Stock with respect to which such stock appreciation rights are exercised, and shall be considered to have been exercised to that extent for purposes of determining the number of shares of Common Stock available for the grant of options under the Plan. Upon the exercise or termination of the related option, the stock appreciation rights with respect to such related option shall be considered to have been exercised or terminated to the extent of the number of shares of Common Stock with respect to which the related option was so exercised or terminated.

             (e) Effect of Termination or Death. In the event that an option holder ceases to be an employee or consultant of the Company or any of its Subsidiaries for any reason, his stock appreciation rights shall be exercisable only to the extent and upon the conditions that its related option is exercisable under Subsection 8(d).

10.      LIMITED STOCK APPRECIATION RIGHTS

         The Plan Administrator may grant, in its discretion, limited sock appreciation rights ("Limited Rights") to the holder of any option with respect to all or a portion of the shares subject to such option. Such Limited Rights shall be granted pursuant to an agreement in such form, and not inconsistent with the Plan, as the Plan Administrator shall approve from time to time (and which may be incorporated in the stock option agreements governing the terms of the related option) and shall include substantially the following terms and conditions as the Plan Administrator shall determine:

             (a) Grants. A Limited Right may be granted concurrently with the grant of the related option or at such later time as determined by the Plan Administrator.

             (b) Exercise. Unless otherwise determined by the Plan Administrator, a Limited Right may be exercised only during the period (a) beginning on the first day following any one of (i) the date of approval by the stockholders of the Company of an Approved Transaction (as defined in Subsection 10(e) below), (ii) the date of a Control Purchase (as defined in Subsection 10(e) below), or (iii) the date of a Board Change (as defined in Subsection

10(e) below); and (b) ending on the thirtieth day (or such other date specified in the stock option agreement) following such date (such period herein referred to as the "Limited Right Exercise Period"). Each Limited Right shall be exercisable during the Limited Right Exercise Period only to the extent the related option is then exercisable, and in no event after the termination of the related option. Limited Rights granted under the Plan shall be exercisable in whole or in part by notice to the Company. Such notice shall state that the holder of the Limited Rights elects to exercise the Limited Rights and the number of shares in respect of which the Limited Rights are being exercised. The effective date of exercise of a Limited Right shall be deemed to be the date on which the Company shall have received such notice.

             (c) Amount Paid Upon Exercise. Upon the exercise of Limited Rights, the holder shall receive in cash an amount equal to the excess of the fair market value (as determined pursuant to Subsection 8(a) above) on the date of exercise of such Limited Rights of each share of Common Stock with respect to which such Limited Right shall have been exercised over the exercise price per share of Common Stock subject to the related option.

             (d) Effect of Exercise. Upon the exercise of Limited Rights, the related option shall be considered to have been exercised to the extent of the number of shares of Common Stock with respect to which such Limited Rights are exercised, and shall be considered to have been exercised to that extent for purposes of determining the number of shares of Common Stock available for the grant of options under the Plan. Upon the exercise of termination of the related option, the Limited Rights with respect to such related option shall be considered to have been exercised or terminated to the extent of the number of shares of Common Stock with respect to which the related option was so exercised or terminated.

             (e) Definitions. For purposes of this Section 10:

                  (i) An "Approved Transaction" shall mean (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

                  (ii) A "Control Purchase" shall mean circumstances in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by the Company or any Subsidiary) (A) shall purchase any Common Stock (or securities convertible into the Company's Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board of Directors, or
(B) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights occurring under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire the Company's securities).

                  (iii) A "Board Change" shall mean circumstances in which, during any period of two consecutive years or less, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office.

11.      RESTRICTED STOCK PURCHASES

         The Plan Administrator may authorize, in its discretion, the issuance of restricted shares of Common Stock to Eligible Participants pursuant to restricted share agreements in such form, and not inconsistent with the Plan, as the Plan Administrator shall approve from time to time. Any amount of restricted shares issued shall be subject to the following terms:

             (a) Restricted Period and Price. The Plan Administrator shall prescribe restrictions, terms and conditions, including but not limited to the period ("restricted period") during which the holder must continue to render services to the Company in order to retain the restricted shares. The Plan Administrator shall determine the price, if any, to be paid by the holder for the restricted shares. Upon forfeiture of any restricted shares, any amount paid by the holder shall be repaid in full by the Company.

             (b) Issuance of Restricted Shares. Restricted shares, when issued, will be represented by a stock certificate or certificates registered in the name of the holder to whom such restricted shares shall have been awarded. During the restricted period, certificates representing the restricted shares and any securities constituting retained distributions (as defined below in Subsection 10(c)) shall bear a restrictive legend to the effect that ownership of the restricted shares, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the applicable shares agreement. Such certificates shall be deposited by such holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the restricted shares and any retained distributions that shall be forfeited or that shall not become vested in accordance with the Plan and the applicable restricted shares agreement.

             (c) Rights With Respect to Restricted Shares. Restricted shares shall constitute issued and outstanding shares of Common Stock for all corporate purposes. The holder will have the right to vote such restricted shares, to receive and retain all regular cash dividends, and such other distributions as the Plan Administrator may in its sole discretion designate, pay, or distribute on such restricted shares and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such restricted shares, with the exception that (i) the holder will not be entitled to delivery of the stock certificate or certificates representing such restricted shares until the restricted period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (ii) the Company will retain custody of the stock certificate or certificates representing the restricted shares during the restricted period; (iii) other than regular cash dividends and such other distributions as the Board may in its sole discretion designate, the Company will retain custody of all distributions ("retained distributions") made or declared with respect to the restricted shares (and such retained distributions will be subject to the same restrictions, terms and conditions as are applicable to the restricted shares) until such time, if ever, as the restricted shares with respect to which such retained distributions shall have been made, paid or declared shall have become vested, and such retained distributions shall not bear interest or be segregated in separate accounts;
(iv) the holder may not sell, assign, transfer, pledge, exchange, encumber or dispose of the restricted shares or any retained distributions during the restricted period; and (v) a breach of any restrictions, terms or conditions provided in the Plan or established by the Board with respect to any restricted shares or retained distributions will cause a forfeiture of such restricted shares and any retained distributions with respect thereto.

             (d) Completion of Restricted Period. On the last day of the restricted period with respect to each Award of restricted shares, and the satisfaction of any other applicable restrictions, terms and conditions (i) all or part of such restricted shares shall become vested and (ii) any retained distributions with respect to such restricted shares shall become vested. Unless the Plan Administrator determines otherwise, any such restricted shares and retained distributions that shall not have become vested upon the termination of employment of the holder shall be forfeited to the Company and the holder shall not thereafter have any rights (including dividend and voting rights) with respect to such restricted shares and retained distributions that shall have been so forfeited, provided, however, that if the holder shall die, become totally disabled or is terminated by the Company without cause during a restricted period with respect to any restricted shares, then, unless the restricted share agreement relating to such shares provided otherwise, the restricted period applicable to each Award of restricted shares to such holder shall be deemed to have expired and all such restricted shares and retained distributions shall become vested.

12.      RECAPITALIZATION

         In the event that dividends are payable in Common Stock or in the event there are splits, subdivisions or combinations of shares of Common Stock, the number of shares available under the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares delivered upon the exercise thereafter of any stock option, stock appreciation right or limited stock appreciation right, upon distribution pursuant to incentive stock rights theretofore granted or upon sale pursuant to restricted stock purchase agreements theretofore entered into, and the price per share with respect thereto, shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price (where applicable).

13.      ACCELERATION

         Notwithstanding any contrary waiting period in any stock option agreement, any incentive period in any incentive stock rights agreements or any Restricted Period with respect to any shares issued pursuant to any restricted stock purchase agreement, or in the Plan, but subject to any determination by the Plan Administrator to provide otherwise at the time such Award is granted or subsequent thereto, each outstanding option granted under the Plan shall become exercisable in full for the aggregate number of shares covered thereby, and each share issuable upon lapse of an incentive period or issued pursuant to a restricted stock purchase agreement shall vest unconditionally on the first day following the occurrence of any of the following: (a) the approval by the stockholders of the Company of an Approved Transaction; (b) a Control Purchase; or (c) a Board Change.

14.      CONTINUATION OF RELATIONSHIP: LEAVE OF ABSENCE.

             (a) Nothing in the Plan or any Award made hereunder shall interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Eligible Participant's employment at any time, nor confer upon any Eligible Participant any right to continue any such relation with the Company or Subsidiary.

             (b) For purposes of the Plan, a transfer of an employee from the Company to a Subsidiary or vice versa, or from one Subsidiary to another, or a leave of absence duly authorized by the Company shall not be deemed a termination of employment or a break in an incentive, waiting, exercise or Restricted Period, as the case may be. In the case of any employee on an approved leave of absence, the Plan Administrator may make such provisions with respect to continuance of incentive stock rights, options or shares previously granted while on leave from the employ of the Company or a Subsidiary as it may deem equitable.

15.      GENERAL RESTRICTION

         Each Award made under the Plan shall be subject to the requirement that, if at any time the Plan Administrator shall determine, in its sole and subjective discretion, that the registration qualification or listing of the shares subject to such Award upon a securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting or exercise of such Award, the Company shall not be required to issue such shares unless such registration, qualification, listing, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Plan Administrator. Nothing in the Plan or any agreement or grant hereunder shall obligate the Company to effect any such registration, qualification or listing.

16.      RIGHTS AS A STOCKHOLDER

         The holder of a stock option, incentive stock right, stock appreciation right or limited stock appreciation right shall have no rights as a stockholder with respect to any shares covered by the stock option, incentive stock right, stock appreciation right or limited stock appreciation right, as the case may be, until the date of issuance of a stock certificate to him for such shares related to the exercise or discharge thereof. No adjustment shall be made for the dividends or other rights for which the record date is prior to the date such stock certificate is issued.

17. NON-ASSIGNABILITY OF INCENTIVE STOCK RIGHTS, STOCK OPTIONS, STOCK APPRECIATION RIGHTS AND LIMITED STOCK APPRECIATION RIGHTS

         No incentive stock right, stock option, stock appreciation right or limited stock appreciation right shall be assignable or transferable by an Eligible Participant except by will or by the laws of descent and distribution and during the lifetime of an Eligible Participant may only be exercised by him. Notwithstanding the foregoing, to the extent permitted by applicable law and Rule 16b-3, the Plan Administrator may permit a recipient of an Award to (i) designate in writing during the Participant's lifetime a beneficiary to receive and exercise the Award in the event of such Participant's death or (ii) transfer an Award granted hereunder.

18.      WITHHOLDING TAXES

         Whenever under the Plan shares are to be issued in satisfaction of stock options, incentive stock rights, stock appreciation rights or limited stock appreciation rights granted thereunder, or pursuant to restricted stock purchases, the Company shall have the right to require the Eligible Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificates for such shares or at such later time as when the Company any determine that such taxes are due. Whenever under the Plan payments are to be made in cash, such payment shall be net of an amount sufficient to satisfy federal, state and local withholding tax requirements.

19.      NON-EXCLUSIVITY OF THE PLAN

         Neither the adoption of the Plan by the Board of Directors nor any provision of the Plan shall be construed as creating any limitations on the power of the Plan Administrator to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

20.      AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

         The Plan Administrator may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuance shall be made which would impair the rights of any recipient of a stock option, incentive stock right, stock appreciation right or limited stock appreciation right under any agreement theretofore entered into hereunder, without his consent, or which, without the requisite vote of the stockholders of the Company approving such action, would:

                  (a) except as is provided in Section 12 of the Plan, increase the total number of shares of Common Stock reserved for the purposes of the Plan; or
                  (b) extend the duration of the Plan; or
                  (c) materially increase the benefits accruing to participants under the Plan; or
                  (d) change the category of persons who can be Eligible Participants under the Plan.

         Without limiting the foregoing, the Plan Administrator may, any time or from time to time, authorize the Company, with the consent of the respective recipients, to issue new options or rights in exchange for the surrender and cancellation of any or all outstanding options or rights.

21.      LIMITATIONS ON EXERCISE

         Notwithstanding anything to the contrary contained in the Plan, any agreement evidencing any Award hereunder may contain such provisions as the Board of Directors deems appropriate to ensure that the penalty provisions of
Section 4999 of the Code, or any successor thereto, will not apply to any stock or cash received by the holder from the Company.

22.      LIMITATIONS ON AWARDS

         Notwithstanding anything to the contrary contained in the plan, no Eligible Participant may be granted aggregate Awards in any calendar year that consist of stock or the right to purchase stock that exceeds 200,000 shares.

23.      GOVERNING LAW

         The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                         COMPREHENSIVE CARE CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 8, 1997

    The undersigned hereby appoints Chriss W. Street and Courtney Watson, or either of them, proxies, with power of substitution, to vote the shares of common stock of Comprehensive Care Corporation which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders on December 8, 1997, and any adjournment thereof, as follows:

1. Proposal 1: Election of Directors:
   [ ] FOR the election as directors the following:
   Class I: Nominees for a 3-year term expiring in the year 2000:
           William H. Boucher and J. Marvin Feigenbaum
   [ ] WITHHOLD AUTHORITY to elect the nominee listed above.
   WITHHOLD for the following only. Write name(s) below

   -----------------------------------------------------------------------------
   (Instructions: To cumulate your votes (you are entitled to as many votes as equals the number of shares you hold, multiplied by the number of directors to be elected), indicate on the line below, the name(s) of the nominee(s) and the number of votes to be cast in his, her or their favor. You may cast all your votes for a single nominee, or you may distribute them among any two or more of them, as you see fit. Unless you indicate otherwise in the space below, the designated proxies are authorized to distribute your votes in their discretion so as to elect by cumulative voting the maximum number of the above nominees, whose names are not lined out.)

   [ ] Designation for Distribution of Cumulative Votes:
       I desire my votes to be cumulated and distribute such cumulated votes as follows:

       -------------------------------------------------------------------------
      (Please indicate by name and number of votes the distribution of cumulated votes)

           (Continued and to be signed and dated on the other side.)

                          (Continued from other side)

2. PROPOSAL 2: Proposal to amend the 1995 Incentive Plan to increase the number of shares available from 450,000 shares to 600,000 shares.

                    [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3. With discretionary power in the transaction of such other business as may properly come before the annual meeting.

    THIS PROXY, PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREON. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE 1997 ANNUAL MEETING.

                                                  Dated: ____________, 1997.

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature (if held jointly)
                                                  Title or authority (if
                                                  applicable)

                                                  NOTE: Please sign exactly as
                                                  name appears hereon. If shares
                                                  are registered in more than
                                                  one name, the signature of all
                                                  persons are required. A
                                                  corporation should sign in its
                                                  full corporate name by a duly
                                                  authorized officer, stating
                                                  his or her title. Trustees,
                                                  guardians, executors and
                                                  administrators should sign in
                                                  their official capacity,
                                                  giving their full title as
                                                  such. If a partnership, please
                                                  sign in the partnership name
                                                  by an authorized person.

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.
         NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.